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EXHIBIT 21.1

LIST OF SUBSIDIARIES OF PLAINS ALL AMERICAN PIPELINE, L.P.

Entity	Jurisdiction of Organization
PAA Finance Corp.	Delaware
Plains Marketing, L.P.	Texas
Plains Pipeline, L.P.	Texas
Plains Marketing GP Inc.	Delaware
Plains Marketing Canada LLC	Delaware
Plains Marketing Canada, L.P.	Canada
PMC (Nova Scotia) Company	Nova Scotia
Basin Holdings GP LLC	Delaware
Basin Pipeline Holdings, L.P.	Delaware
Rancho Holdings GP LLC	Delaware
Rancho Pipeline Holdings, L.P.	Delaware
Plains LPG Services GP LLC	Delaware
Plains LPG Services, L.P.	Delaware
Atchafalaya Pipeline, L.L.C.	Delaware
3794865 Canada Ltd.	Canada

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES OF PLAINS ALL AMERICAN PIPELINE, L.P.